Exhibit 19.1

POLICY ON INSIDER TRADING

PURPOSE AND SCOPE OF THE POLICY

It is the policy of SITE Centers Corp. (the “Company”) to comply with all applicable state and federal securities laws, including those relating to buying and selling securities of the Company. Directors, officers and employees may, in the course of their service to the Company, become aware of material nonpublic information regarding the Company, its subsidiaries and affiliates, or other companies with which the Company does business.

Under the applicable federal securities laws, individuals trading on or “tipping” material nonpublic information may be required to pay civil fines up to three times the profit gained or loss avoided by such trading, as well as a criminal fine (no matter how small the profit gained or loss avoided) of up to $5 million, and may serve a maximum jail term of 20 years. Federal securities laws also impose potential civil and criminal penalties on the Company and management of the Company for failing to take appropriate steps to prevent illegal trading or tipping. The civil penalty equals the greater of $1 million or three times the profit gained or loss avoided and may be imposed on the Company and each individual who fails to take appropriate preventive measures. A criminal fine of up to $25 million may also be imposed. The penalties described above are in addition to civil penalties and sanctions that can be imposed by the Securities and Exchange Commission (the “SEC”) and the Department of Justice under other applicable federal laws, or under state laws.

In order to prevent exposure to the severe penalties for violating securities laws, and as a means to avoid any situation (such as an insider-trading investigation) that could possibly damage the Company’s reputation for integrity and ethical conduct or subject the Company and its directors, officers and employees to liability, the Company has adopted this policy on insider trading.

All directors, officers and employees of the Company must comply with this policy, including a prohibition on trading during applicable “Blackout Periods” and other times when the director, officer or employee possesses material nonpublic information regarding the Company or other companies with which the Company does business. In addition, directors and officers at or above the level of senior vice president or an equivalent position are subject to pre-clearance of trades.

This policy will continue to apply to any director, officer or employee whose relationship with the Company has terminated, as long as the individual possesses material nonpublic information obtained in the course of his or her relationship with the Company.

Violations of this policy could lead to disciplinary action (including termination), as well as civil or criminal liability.

THE POLICY

Directors, officers and employees of the Company and their related persons (as defined below) may not buy or sell Company securities, or securities of any other publicly-held company, while in possession of material nonpublic information regarding the issuer of such securities, even if the decision to buy or sell is not based upon the material nonpublic information. For these purposes, any gift of securities made with the knowledge that the donee will soon sell the securities should be considered in effect a sale for cash followed by a gift of the cash.

No Trading or Tipping on the Basis of Material Nonpublic Information

Any director, officer or employee who is aware of material nonpublic information regarding the Company may not trade directly or indirectly in the Company’s securities or disclose (“tip”) any such information to another person, even to family members or other directors, officers or employees, except for those whose job responsibilities require the information. Similarly, a director, officer or employee who is aware of material nonpublic information of any other publicly-held company, including, but not limited to, Retail Value Inc., may not trade directly or indirectly in the securities of any such company, recommend that another person trade in the securities of any such company or tip any such information to another person.

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“Material” information is any information that an investor would consider important in deciding to buy, hold or sell securities of the Company or such other publicly-held company. In short, any information that could reasonably affect the price of such securities is material. Examples of matters that may be material are earnings forecasts, preliminary financial results, possible mergers or acquisitions, tenant bankruptcies, developments, dispositions or joint ventures, the acquisition or loss of a significant contract, dividend actions and stock splits and significant financing developments. “Nonpublic” means information that is not available to the general public. Information becomes “public” when it is disseminated in a manner making it available to investors through recognized channels of distribution such as annual reports, prospectuses, press releases, marketing materials, and prominent financial publications (like The Wall Street Journal). Further, even after the information is made public, the investing market must have a reasonable period of time to react to the information. Generally, information which has not been available to the investing public for at least one full business day is considered to be nonpublic.

Blackout Periods

No director, officer or employee may trade in Company securities during the period that begins on the first day following the end of a fiscal quarter or year, as applicable, and ends at the close of business on the first business day following the public release of earnings for such period, or any other period designated by the Company (a “Blackout Period”). In addition, any time the Company makes a public announcement of material information, the Company’s shareholders and the investing public should be afforded the time to receive the information and act upon it, and as a general rule one should not engage in any transactions until the second business day after the information has been released.

In addition to regular Blackout Periods, the Company may designate other times during which trading in Company securities is prohibited in the light of developments that could involve material nonpublic information. In these situations, the Company’s corporate compliance officer or general counsel will notify particular individuals that they may not trade in Company securities (except as permitted under a Rule 10b5-1 Trading Plan as described below) and may not disclose to others the fact that the trading has been prohibited. If the relationship of an individual with the Company should terminate while such a notice is in effect, the prohibition will continue to apply until the Company gives notice that the trading restrictions have been lifted.

10b5-1 Trading Plans

Notwithstanding the foregoing restrictions on trading, directors, officers and employees of the Company may execute trades in the Company’s securities during a Blackout Period or a time when he or she possesses material nonpublic information if such trades are pursuant to a prearranged written trading contract, instruction or plan (a “10b5-1 Trading Plan”) that (a) complies with Rule 10b5-1 of the Securities Exchange Act of 1934; (b) is not entered into during a Blackout Period or such other time when the director, officer or employee possesses any material nonpublic information; and (c) is approved in advance of its implementation by the Company’s corporate compliance officer or general counsel.

Any director, officer or employee party to a 10b5-1 Trading Plan must also obtain the approval of the Company’s corporate compliance officer or general counsel prior to amending or terminating such plan. Any trades consummated pursuant to a 10b5-1 Trading Plan must promptly be reported to the Company’s corporate compliance officer or general counsel. Note that current SEC rules require the Company to disclose on a quarterly basis the name of each director or officer having an outstanding 10b5-1 Trading Plan and certain material terms of that 10b5-1 Trading Plan.

Pre-Clearance Policy

To help prevent inadvertent violations and avoid the appearance of improper transactions, the Company has implemented the following procedures for pre-clearance of all trades (other than trades pursuant to an approved 10b5-1 Trading Plan).

All transactions in Company securities by directors, officers of the Company at or above the level of senior vice president or an equivalent position, and any other employee designated from time to time by the Company, must be pre-cleared by the Company’s corporate compliance officer or general counsel. Any such person contemplating a transaction should contact the Company’s corporate compliance officer or general counsel in advance of the anticipated trade. This requirement also applies to gifts and cashless stock option exercises (i.e., sales of stock acquired in connection with the exercise of options).

Compliance by Personal Household and Immediate Family

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Directors, officers and employees are responsible for compliance with this policy by their related persons. For purposes of this policy, a “related person” includes:

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members of a director’s, officer’s or employee’s household;
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“immediate family,” which includes any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father- in-law, son-in-law, daughter-in-law, brother-in-law and sister-in-law, that reside with a director, officer or employee, except to the extent that the members of a director’s, officer’s or employee’s immediate family are also directors, officers or employees (or spouses of such persons);
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immediate family that does not live in the same household as a director, officer or employee but whose transactions in Company securities are directed by a director, officer or employee or are subject to his or her influence or control, such as parents or children that consult with a director, officer or employee before they trade in securities of the Company;
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partnerships in which a director, officer or employee is a general partner;
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corporations in which a director, officer or employee either singly or together with other “related persons” owns a controlling interest;
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trusts of which a director, officer or employee is a trustee, settlor or beneficiary;
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estates of which a director, officer or employee is an executor or beneficiary; or
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any other group or entity where the director, officer or employee has or shares with others the power to decide whether to trade in the Company securities.

Directors, officers and employees should make their related persons aware of the need to confer with them before trading in Company securities and should treat all such transactions for the purposes of this policy and applicable securities laws as if the transactions were for their own account. This policy, however, does not apply to personal securities transactions of immediate family of a director, officer or employee where the purchase or sale decision is made by a third party not controlled by, influenced by or related to such director, officer or employee or members of their immediate family.

Protecting Confidential Information

Since unauthorized disclosure of any nonpublic information relating to the Company could result in liability under applicable securities laws, the disclosure of such information about the Company or its dealings with other companies is prohibited, except as required in the performance of one’s regular duties. Special care must be taken to protect and maintain the integrity of the Company’s information. For example, confidential or sensitive documents must not be left anywhere that might be in plain view of other employees or visitors. Discussions concerning material information relating to the Company should be undertaken discretely to ensure that they are not overheard by third parties.

Assistance

Any questions regarding the policy in general or the application of the policy to a particular case should be directed to the office of the Company’s corporate compliance officer or general counsel. The ultimate responsibility for adhering to this policy and avoiding improper transactions rests with each individual exercising his or her best judgment.

Amendment; Waivers; No Circumvention

The Board of Directors of the Company reserves the right to amend this policy at any time. The Board of Directors of the Company, a committee of the Board and, in some circumstances, its designees, may grant a waiver of this policy on a case-by-case basis, but only under special circumstances.

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